Exhibit 12-B

                  CHRYSLER CORPORATION ENTERPRISE AS A WHOLE
              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                                     Nine Months Ended
                                                                       September 30,
                                                                        (Unaudited)
                                                                 ------------------------
                                                                 1996                1995
                                                                 ----                ----
                                                                   (dollars in millions)
Net earnings from continuing operations before
      cumulative effect of a change in accounting
      principle                                                $  2,722            $  1,081
      Add back:
         Taxes on income                                          1,779                 709
         Fixed charges                                            1,014               1,002
         Amortization of previously capitalized interest             83                  74
         Deduct:
           Capitalized interest                                     110                 154
           Undistributed earnings from less
             than fifty-percent owned affiliates                     12                  13
                                                               --------            --------
Earnings available for fixed charges                           $  5,476            $  2,699
                                                               ========            ========
Fixed charges:
      Interest expense                                          $   778            $    733
      Interest expense of unconsolidated subsidiaries                --                  --
      Capitalized interest                                          110                 154
      Credit line commitment fees                                    11                   7
      Interest portion of rent expense                              115                 108
      Gross up of preferred stock dividends of majority-
         owned subsidiaries (CFC) to a pretax basis                  --                  --
                                                               --------            --------
Total fixed charges                                            $  1,014            $  1,002
                                                               ========            ========
Ratio of earnings to fixed charges                                 5.40                2.69
                                                               ========            ========
Preferred stock dividend requirements                          $      4            $     31
                                                               ========            ========
Ratio of earnings to fixed charges and
      preferred stock dividend requirements                        5.38                2.61
                                                               ========            ========
Equity taken up in earnings of less than
      fifty-percent owned affiliates                           $     12            $     13
Deduct:  Dividends paid by affiliates                                --                  --
                                                               --------            --------
      Undistributed earnings from
         less than fifty-percent owned affiliates              $     12            $     13
                                                               ========            ========

The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges by total fixed charges. The ratio of earnings to fixed charges and preferred stock dividend requirements is computed by dividing earnings available for fixed charges by the sum of total fixed charges and preferred stock dividend requirements.